Exhibit 99.1
San Juan Basin Royalty Trust
Compass Bank, Trustee
2525 Ridgmar Boulevard, Suite 100
Fort Worth, Texas 76116
News Release
San Juan Basin Royalty Trust
Declares Monthly Cash Distribution
     FORT WORTH, Texas, April 20, 2007 — Compass Bank, as Trustee of the San Juan Basin Royalty Trust (NYSE:SJT), today declared a monthly cash distribution to the holders of its units of beneficial interest of $7,017,638.03 or $0.150565 per unit, based principally upon production during the month of February 2007. The distribution is payable May 14, 2007, to unit holders of record as of April 30, 2007.
     Gas production for the properties from which the royalty was carved (the “Underlying Properties”) totaled approximately 2,612,344 Mcf (2,835,673 MMBtu). Dividing revenues by production volume yielded an average gas price for February 2007 of $6.53 per Mcf ($6.02 per MMBtu) as compared to $5.39 per Mcf ($5.00 per MMBtu) for January 2007. The average gas price may vary significantly from the posted index price for the San Juan Basin. The index price is a gross sales price, and the revenues used in the calculation of average gas prices are net of transportation, processing and gathering costs. Furthermore, the distribution to the Trust in any given month may include significant volume adjustments for sales in prior months that reflect pricing for those prior months. Capital costs for the month were $3,499,243. Lease operating expenses were $2,353,389 and taxes were $1,737,966.
     This month’s distribution increased from the prior month primarily due to higher average gas prices and lower production costs. Production volumes for this period were reduced by 180,010 Mcf due to accrual adjustments in ConocoPhillips’ settlement process for October 2006 production. Market conditions continue to affect natural gas pricing. It is difficult to predict what effect these conditions will have on future distributions.

Contact:	San Juan Basin Royalty Trust
Lee Ann Anderson, Vice President and Senior Trust Officer
Kaye Wilke, Investor Relations, toll-free: (866) 809-4553
Fax: (817) 735-0936

Website: www.sjbrt.com
E-mail: sjt@compassbank.com